Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933, of our report dated December 19, 2008, relating to the financial statements and financial highlights of the MEMBERS Small Cap Growth Fund and MEMBERS Small Cap Value Fund (two of the portfolios constituting MEMBERS Mutual Funds), appearing in the Annual Report of MEMBERS Mutual Funds for the year ended October 31, 2008 and to the reference to us under the heading “Financial Highlights” in the Combined Prospectus/Information Statement, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Chicago, Illinois

September 30, 2009